Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Cavco Industries, Inc. for the registration of 1,867,370 shares of its common stock and to the incorporation by reference therein of our reports dated June 11, 2013, with respect to the consolidated financial statements of Cavco Industries, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Cavco Industries, Inc. included in its Annual Report (Form 10-K) for the year ended March 30, 2013, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Phoenix, Arizona
September 13, 2013